Exhibit 3.1

FIRST AMENDMENT TO

THE

FOURTH AMENDED AND RESTATED BYLAWS

OF

MANNATECH, INCORPORATED

(As adopted by the Board of Directors of Mannatech, Incorporated on November 30, 2007)

This First Amendment to the Fourth Amended and Restated Bylaws (the “Bylaws”) of Mannatech, Incorporated, a Texas corporation (the “Corporation”), hereby amends the Bylaws in the following respects:

1.	Article VII, Section 1 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“SECTION 1. CERTIFICATED AND UNCERTIFICATED SHARES. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing the number of shares registered in certificate form. The Corporation shall not have power to issue a certificate representing shares in bearer form.

Certificates for shares of the capital stock of the Corporation shall be in such form, consistent with that required by law and the Amended and Restated Articles of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board, President or a Vice President (if any) shall cause to be issued to each shareholder one or more certificates, which shall be signed by (a) one of the chief executive officer, President, or a Vice President and (b) one of the Chief Financial Officer, Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such shareholder in the Corporation; provided however, that any or all of the signatures on the certificate may be facsimile. If the Board of Directors shall have provided for a seal, such certificates shall bear such seal or a facsimile thereof. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares.

2.	Article VII, Section 2 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“SECTION 2. TRANSFER OF SHARES. If a certificate representing shares of the Corporation is presented to the Corporation with an indorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(1)	in the case of certificated shares, the certificate representing such shares has been surrendered;

(2)	(a) with respect to certificated shares, the indorsement is made by the person specified by the certificate as entitled to such shares; (b) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (c) with respect to certificated shares or uncertificated shares, the indorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(3)	the transfer does not violate any restriction on transfer imposed by the Corporation, contained in an agreement to which the Corporation is a party or of which the Corporation has knowledge by reason of a legend with respect thereto placed on any surrendered stock certificate; and

(4)	such other conditions for such transfer as shall be provided for under applicable law have been satisfied.”

3.	The Bylaws, as amended hereby, shall continue in full force and effect, strictly in accordance with their terms and are in all respects ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

The undersigned certifies that this First Amendment to the Fourth Amended and Restated Bylaws of Mannatech, Incorporated has been adopted by the Board of Directors of the Corporation as of the date first set forth above.

By:	/s/ Terry Persinger
Name:	Terry Persinger
Title:	President and Chief Executive Officer